FOR IMMEDIATE RELEASE
February 17, 2022

Genesis Energy, L.P. Reports Fourth Quarter 2021 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results.
    We generated the following financial results for the fourth quarter of 2021:
•Net Loss Attributable to Genesis Energy, L.P. of $68.3 million for the fourth quarter of 2021 compared to Net Loss Attributable to Genesis Energy, L.P. of $85.2 million for the same period in 2020.

•Cash Flows from Operating Activities of $95.6 million for the fourth quarter of 2021 compared to $1.1 million for the same period in 2020.

•Total Segment Margin of $155.6 million for the fourth quarter of 2021.

•Available Cash before Reserves to common unitholders of $51.5 million for the fourth quarter of 2021, which provided 2.80X coverage for the quarterly distribution of $0.15 per common unit attributable to the fourth quarter.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Adjusted EBITDA of $140.7 million in the fourth quarter of 2021.

•Adjusted Consolidated EBITDA of $594.3 million for the twelve months ended December 31, 2021 and a bank leverage ratio of 4.99X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “As we stated at the beginning of the year, 2021 was expected to be a year of transition as our businesses recovered from the impacts of the Covid-19 pandemic and the unprecedented hurricane season of 2020. We did in fact see our businesses begin to recover and our financial performance for 2021 was in line with our expectations.
Importantly, during this transition year, we took steps to significantly enhance the partnership’s financial flexibility to capitalize on the opportunities in front of us. Earlier in the year, we were successful in refinancing our senior secured credit facility and extended its maturity into 2024. In the fourth quarter, we were successful in selling a 36% minority interest in our CHOPS oil pipeline system for gross proceeds of approximately $418 million. We used these proceeds to pay down debt, and were able to exit the year with a leverage ratio, calculated consistent with our senior secured credit facility, of 4.99 times. Additionally, we exited the year with over $600 million of undrawn commitments under our senior secured credit facility. This represents ample liquidity for us to capitalize on the economically attractive opportunities in front of us, including the completion of the expansion of our Granger soda ash facility.
As we look forward to 2022, we are very excited about the continuing recovery and the future trajectory of our businesses. While we will go into more detail below, our two largest businesses are expected to meaningfully improve in 2022 as compared to the past several years. Because of the increasingly tight conditions in the world soda ash market, we expect realized prices in 2022 to be at or above those we realized in 2019, or pre-pandemic. This recovery in pricing, in our mind, is at least one year ahead of schedule, based upon our previous expectations and taking into account the caps and collars we have in place for a significant percentage of our sales contracts. We are also excited because we believe that 2022 will be a year of dramatically increasing volumes out of the deepwater Gulf of Mexico as Kings Quay and Argos begin ramping up production. We expect the contribution from offshore to increase around 10% year over year, even after our sale of a minority interest in CHOPS. As a result, we are rolling out initial guidance for 2022 of total Segment Margin expected in the $620-$640 million range and Adjusted EBITDA(1) expected in the $565-$585 million range. Both preceding ranges reflect zero payments from our legacy CO2 pipeline business (which totaled $70 million in 2021), a 64% ownership interest in CHOPS for the entire year and have no add-backs or pro forma adjustments as allowed under our senior secured credit facility to determine covenant compliance and/or pricing thereunder.
I’ll quickly turn to our individual segments with a focus on future periods as opposed to spending much time dwelling on the past.
During the quarter, our offshore pipeline transportation segment performed in line with our expectations despite the extended downtime we incurred on our Poseidon oil pipeline as a result of third party onshore facilities being without power for an extended period of time following Hurricane Ida. We believe that our two large upstream developments are now just months away from achieving first production. Both the Argos and Kings Quay floating production systems have been anchored in place in the Gulf of Mexico and both are working to achieve first production soon and anticipate ramping production up to their design capacities of some 80,000 barrels a day and 140,000 barrels a day, respectively, as we move through 2022 and into 2023. Activity levels in and around our assets continue to be exciting in terms of future opportunities to provide midstream services to the upstream community in the Gulf of Mexico. We would expect the midpoint of Segment Margin for our offshore pipeline transportation segment to be approximately $345 million in 2022, which reflects our sale of a 36% minority interest in CHOPS and also represents a full ten days of hurricane related downtime as opposed to our historical practice of anticipating an average of seven days of interruption.
The demand for soda ash continues to improve through a combination of a recovery in global economic activity along with the various tailwinds associated with the energy transition and its applications for solar panels and lithium batteries. This rapidly increasing demand coupled with, as a practical matter, a net decrease in supply provides a favorable environment for price redetermination for volumes to be sold in 2022. As such, we anticipate our weighted average realized price in 2022, even after taking into account the caps and collars under a significant percentage of our multi-year sales agreements, to actually exceed the weighted average price we realized in 2019, prior to any of the temporary demand destruction associated with the pandemic.
We see nothing on the horizon to significantly alter this higher priced environment. Demand growth with flat supply will always drive prices higher. Additionally, the costs associated with synthetic producers have dramatically increased, both on an absolute and relative basis when compared to natural producers’ costs, again providing a constructive backdrop for soda ash prices. Based on this expectation of market conditions, we have made the decision to restart our original Granger production facility and its roughly 500,000 tons of annual production in the first quarter of 2023. The Granger expansion, representing an incremental 700,000 tons or so of annual production remains on schedule and on budget for first production in the third quarter of 2023.
Our legacy refinery services business, which happens to be one of the most, if not in fact the most, eco-friendly methods to deal with sulfur entrained in the crude oil consumed at a refinery, continues to meet our financial performance expectations. It continues to benefit from copper’s role in the energy transition, where the majority of our resultant, sulfur removal by-product is used. Our industry leading position in this business combined with our world-class soda ash operations are expected to produce total Sodium Minerals and Sulfur Services Segment Margin in 2022 of approximately $210 million, at our midpoint.
Market conditions in our marine transportation segment continue to improve. As refinery utilization continues to recover, as heavy/light differentials return to historical norms, and as the effects of net equipment retirements are felt industry wide, we expect utilization rates and spot and term day rates to continue to recover and in fact accelerate as we move through 2022. As a result, we expect the Segment Margin for our marine transportation segment, as we have historically presented it, to be approximately $50 million at the midpoint of our expectations for 2022.
In our onshore facilities and transportation segment, we completed our exit from the CO2 pipeline business at the end of 2021. As a result, our 2022 Segment Margin will have no contribution from that exited business, which represented $70 million in last year’s results, given how our exit was structured. We would expect the midpoint of Segment Margin for our onshore facilities and transportation segment to total approximately $25 million in 2022, which will start out relatively small on a quarterly basis and accelerate through the year as we expect increasing utilization of our assets.
In summary, as we get 2020 and 2021 in our rear view mirror, we remain very excited with the expected improving financial results of our market leading businesses and continue to have a definite line of sight of $700-$800 million of annual Adjusted EBITDA in coming years, even after the sale of a minority interest in CHOPS. This outlook highlights the resiliency of our businesses and demonstrates the tremendous operating leverage we have to overall improving market conditions. The management team and board of directors remain steadfast in our commitment to build long-term value for all of our stakeholders, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward.
I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to be associated with each and every one of you.”

(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing the forward-looking Adjusted EBITDA without directly comparable GAAP financial measure is that such non-GAAP financial measure may be materially different from the corresponding GAAP financial measure.

    Financial Results
    Segment Margin
Variances between the fourth quarter of 2021 (the “2021 Quarter”) and the fourth quarter of 2020 (the “2020 Quarter”) in these components are explained below.
Segment Margin results for the 2021 Quarter and 2020 Quarter were as follows:

	Three Months Ended December 31,
	2021	2020
	(in thousands)
Offshore pipeline transportation	$74,140	$52,304
Sodium minerals and sulfur services	45,210	40,726
Onshore facilities and transportation	26,312	36,642
Marine transportation	9,972	7,331
Total Segment Margin	$155,634	$137,003

    Offshore pipeline transportation Segment Margin for the 2021 Quarter increased $21.8 million, or 42%, from the 2020 Quarter primarily due to higher overall volumes on our crude oil and natural gas pipeline systems as a result of less unplanned downtime in the 2021 Quarter. During the 2020 Quarter, our offshore pipeline transportation segment experienced continued downtime and interruption from weather events, including Hurricanes Delta and Zeta, as a result of producers shutting in and us taking the necessary safety precautions to remove all personnel from the platforms that we operate and maintain. In addition to the majority of our assets being shut in for approximately 15 days during the 2020 Quarter, our CHOPS pipeline, although not damaged, was out of service beginning on August 26, 2020 (and for the full 2020 Quarter) due to damage at a junction platform that the CHOPS pipeline goes up and over. During the 2020 Quarter, we were able to successfully divert all CHOPS volumes to our 64% owned Poseidon oil pipeline system, but continued to incur our fixed costs associated with the CHOPS pipeline in addition to incremental operating costs we had to incur as a result of regulatory inspections and maintenance to return our assets to service. During the 2021 Quarter, while we did have some effects to our Segment Margin as a result of our Poseidon pipeline being down for part of September as a result of Hurricane Ida and certain onshore delivery constraints (as the distributions we received during the 2021 Quarter relate to business activities from September to November), the impacts were not as significant as those from the 2020 Quarter. The 2021 Quarter included normal activities on our CHOPS pipeline as well as less interruption across our infrastructure relative to the 2020 Quarter. This overall increase in activity was partially offset by our divestiture of a 36% minority interest in CHOPS on November 17, 2021, and thus, 36% of the results of CHOPS were attributable to our noncontrolling interests subsequent to the transaction date.
    Sodium minerals and sulfur services Segment Margin for the 2021 Quarter increased $4.5 million, or 11%. This increase is primarily due to higher NaHS volumes in our refinery services business and more favorable export pricing in our Alkali Business. In our refinery services business, our NaHS sales volumes increased during the 2021 Quarter as demand has continued to recover and return to its pre-pandemic levels over the last twelve months due to the re-opening of economies, specifically from our mining customers in Peru. In our Alkali Business, we continued to produce at a high rate at our Westvaco facility during the 2021 Quarter. Additionally, we saw continued improvements in export pricing in the 2021 Quarter relative to the 2020 Quarter and sequentially from the first nine months of 2021, which is evidence that the supply and demand balance is becoming more aligned.
    Onshore facilities and transportation Segment Margin for the 2021 Quarter decreased $10.3 million, or 28%. This decrease is primarily due to lower cash receipts from Denbury associated with our previously owned NEJD pipeline. On October 30, 2020, we reached an agreement with a subsidiary of Denbury Inc. to transfer to it the ownership of our remaining CO2 assets, including the NEJD and Free State pipelines, included within our onshore facilities and transportation segment. As a part of the agreement, we received $22.5 million in cash proceeds for the Free State pipeline (which is included in segment margin during the 2020 Quarter) and we received $17.5 million in the 2021 Quarter for the remaining principal payment associated with our previously owned NEJD pipeline. Additionally, we had lower contracted minimum volume commitments with our main customer associated with our Baton Rouge corridor assets (including rail, terminal and pipeline) as these commitments stepped down during 2021.
    Marine transportation Segment Margin for the 2021 Quarter increased $2.6 million, or 36%. This increase is primarily attributable to higher utilization in both our inland and offshore barge businesses, partially offset by slightly lower day rates in our inland business during the 2021 Quarter. Lower refinery utilization in the Midwest and Gulf Coast significantly impacted and caused pressure on both the day rates and utilization within our inland barge operation. While we have begun to see slight improvements, we have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market have yet to fully recover.
    Other Components of Net Income
    We recorded Net Loss Attributable to Genesis Energy, L.P. of $68.3 million in the 2021 Quarter compared to Net Loss Attributable to Genesis Energy, L.P. of $85.2 million in the 2020 Quarter.
Net Loss Attributable to Genesis Energy, L.P. in the 2021 Quarter was impacted by: (i) higher segment margin of $18.6 million, relative to the 2020 Quarter (which was inclusive of $22.5 million associated with cash receipts from the sale of our Free State pipeline and included in the 2020 Quarter’s segment margin); (ii) an unrealized (non-cash) gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $0.2 million in the 2021 Quarter compared to an unrealized (non-cash) loss of $18.3 million during the 2020 Quarter recorded within “Other expense, net”; and (iii) lower expense of $22.0 million as the 2020 Quarter included a loss on sale of assets. These increases were offset by: (i) higher depreciation, depletion and amortization of $35.7 million in the 2021 Quarter primarily as a result of changes in estimates associated with certain of our non-core asset retirement obligations; (ii) higher general and administrative costs of $11.2 million during the 2021 Quarter as a result of increased transaction costs associated with our sale of a 36% minority interest in CHOPS; (iii) lower equity in earnings of equity investees of approximately $10.1 million as a result of lower volumes transported on the Poseidon pipeline during the 2021 Quarter; and (iv) higher interest expense of $4.9 million during the 2021 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, February 17, 2022, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
    Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
REVENUES	$581,581	$453,140	$2,125,476	$1,824,655

COSTS AND EXPENSES:
Costs of sales and operating expenses	462,925	377,853	1,678,849	1,415,500
General and administrative expenses	22,241	11,062	61,185	56,920
Depreciation, depletion and amortization	108,771	73,112	309,746	295,322
Impairment expense	—	—	—	280,826
Loss on sale of assets	—	22,045	—	22,045
OPERATING INCOME (LOSS)	(12,356)	(30,932)	75,696	(245,958)
Equity in earnings of equity investees	12,715	22,803	57,898	64,019
Interest expense	(56,786)	(51,884)	(233,724)	(209,779)
Other expense, net	(2,063)	(20,383)	(36,232)	(7,269)
LOSS BEFORE INCOME TAXES	(58,490)	(80,396)	(136,362)	(398,987)
Income tax expense	(500)	(752)	(1,670)	(1,327)
NET LOSS	(58,990)	(81,148)	(138,032)	(400,314)
Net income attributable to noncontrolling interests	(1,513)	(289)	(1,637)	(251)
Net income attributable to redeemable noncontrolling interests	(7,759)	(3,719)	(25,398)	(16,113)
NET LOSS ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(68,262)	$(85,156)	$(165,067)	$(416,678)
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)	(74,736)	(74,736)
NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(86,946)	$(103,840)	$(239,803)	$(491,414)
NET LOSS PER COMMON UNIT:
Basic and Diluted	$(0.71)	$(0.85)	$(1.96)	$(4.01)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579,218	122,579,218	122,579,218	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Offshore Pipeline Transportation Segment
Crude oil pipelines (Bbls/day unless otherwise noted):
CHOPS(2)	224,982	— (1)	189,904	133,977
Poseidon(3)	240,995	355,340	263,169	290,600
Odyssey(3)	99,375	125,237	114,128	119,145
GOPL	8,702	5,485	7,826	4,154
Offshore crude oil pipelines total	574,054	486,062	575,027	547,876

Natural gas transportation volumes (MMBtus/day)(3)	393,234	286,535	345,870	324,395

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	29,565	27,299	114,292	107,428
Soda Ash volumes (short tons sold)	772,704	775,920	2,994,507	2,781,926
NaOH (caustic soda) volumes (dry short tons sold)(4)	20,436	19,723	84,278	77,274

Onshore Facilities and Transportation Segment
Crude oil pipelines (Bbls/day):
Texas(5)	81,812	37,701	65,918	62,213
Jay	7,374	8,942	7,941	8,443
Mississippi	5,310	5,735	5,206	5,638
Louisiana	30,494	25,913	44,564	57,543
Onshore crude oil pipelines total	124,990	78,291	123,629	133,837

Free State - CO2 Pipeline (Mcf/day)(6)	—	60,436	—	101,845

Crude oil and petroleum products sales (Bbls/day)	24,082	30,946	24,239	27,073

Rail unload volumes (Bbls/day)(7)	847	27,016	11,782	32,174

Marine Transportation Segment
Inland Fleet Utilization Percentage(8)	94.7%	56.8%	81.9%	77.8%
Offshore Fleet Utilization Percentage(8)	97.8%	89.7%	95.9%	95.4%
(1)Our CHOPS pipeline was out of service from August 26, 2020 to February 4, 2021 and had no volumes during this period due to damage at a junction platform that the CHOPS pipeline goes up and over. We were able to divert all volumes during this period onto our 64% owned Poseidon oil pipeline.
(2)On November 17, 2021, we sold a 36% minority interest in our CHOPS pipeline. Volumes for our CHOPS pipeline are presented on a 100% basis.
(3)Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(4)Caustic soda sales volumes include volumes sold from our alkali and refinery services businesses.
(5)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including our CHOPS pipeline. Volumes during the 2020 Quarter were impacted as a result of the CHOPS pipeline being out of service as well as increased downtime throughout the Gulf of Mexico infrastructure as a result of the unprecedented 2020 hurricane season.
(6)We sold our Free State pipeline on October 30, 2020.
(7)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(8)Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except units)

	December 31, 2021	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$24,992	$27,018
Accounts receivable - trade, net	400,334	392,465
Inventories	77,958	99,877
Other current assets	39,200	60,809
Total current assets	542,484	580,169
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	4,461,190	4,403,909
Equity investees	294,050	319,068
Intangible assets, net of amortization	127,063	128,742
Goodwill	301,959	301,959
Right of use assets, net	140,796	153,925
Other assets, net of amortization	38,259	45,847
Total assets	$5,905,801	$5,933,619
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$264,316	$198,433
Accrued liabilities	232,623	184,978
Total current liabilities	496,939	383,411
Senior secured credit facility	49,000	643,700
Senior unsecured notes, net of debt issuance costs	2,930,505	2,750,016
Deferred tax liabilities	14,297	13,317
Other long-term liabilities	434,925	393,018
Total liabilities	3,925,666	4,183,462
Mezzanine capital:
Class A Convertible Preferred Units	790,115	790,115
Redeemable noncontrolling interests	259,568	141,194

Partners’ capital:
Common unitholders	641,313	829,326
Accumulated other comprehensive loss	(5,607)	(9,365)
Noncontrolling interests	294,746	(1,113)
Total partners’ capital	930,452	818,848
Total liabilities, mezzanine capital and partners’ capital	$5,905,801	$5,933,619

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET LOSS TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2021	2020
Net loss attributable to Genesis Energy, L.P.	$(68,262)	$(85,156)
Corporate general and administrative expenses	22,898	9,297
Depreciation, depletion, amortization and accretion	107,550	73,841
Interest expense	56,786	51,884
Income tax expense	500	752
Loss on sale of assets	—	22,045
Provision for leased items no longer in use	—	723
Cancellation of debt income	—	(6,768)
Redeemable noncontrolling interest redemption value adjustments(1)	7,759	3,719
Plus (minus) Select Items, net(2)	28,403	66,666
Segment Margin(3)	$155,634	$137,003
(1)Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET LOSS TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2021	2020
Net loss attributable to Genesis Energy, L.P.	$(68,262)	$(85,156)
Interest expense	56,786	51,884
Income tax expense	500	752
Loss on sale of assets	—	22,045
Depreciation, depletion, amortization and accretion	107,550	73,841
EBITDA	96,574	63,366
Redeemable noncontrolling interest redemption value adjustments(1)	7,759	3,719
Plus (minus) Select Items, net(2)	36,323	67,541
Adjusted EBITDA	140,656	134,626
Maintenance capital utilized(3)	(13,500)	(11,533)
Interest expense	(56,786)	(51,884)
Cash tax expense	(150)	(100)
Distributions to preferred unitholders(4)	(18,684)	(18,684)
Available Cash before Reserves(5)	$51,536	$52,425
(1)Includes PIK distributions attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items later in this press release.
(3)Maintenance capital expenditures in the 2021 Quarter and 2020 Quarter were $26.8 million and $34.4 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2021 Quarter were paid on February 14, 2022 to unitholders of record at close of business on January 31, 2022.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended December 31,
	2021	2020
Cash Flows from Operating Activities	$95,594	$1,117
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest Expense	56,786	51,884
Amortization and write-off of debt issuance costs and premium	(4,474)	(5,095)
Effects of available cash from equity method investees not included in operating cash flows	2,900	2,397
Net effect of changes in components of operating assets and liabilities	(23,587)	33,519
Non-cash effect of long-term incentive compensation plans	(3,672)	887
Expenses related to business development activities and growth projects(1)	7,308	861
Differences in timing of cash receipts for certain contractual arrangements(2)	8,080	11,668
Loss on debt extinguishment(3)	—	8,250
Cancellation of debt income	—	6,768
Distribution from unrestricted subsidiaries not included in operating cash flows(4)	—	22,500
Other items, net	1,721	(130)
Adjusted EBITDA	$140,656	$134,626
(1)Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)The 2020 Quarter includes the transaction costs and write-off of the unamortized issuance costs associated with the tender of our 6.00% senior unsecured notes due May 15, 2023 (our “2023 Notes”).
(4)The 2020 Quarter includes the distribution from our Free State pipeline of $22.5 million, which is defined as an unrestricted subsidiary under our senior secured credit agreement, and is included in our cash flows from investing activities.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

December 31, 2021
Senior secured credit facility	$49,000
Senior unsecured notes, net of debt issuance costs	2,930,505
Less: Outstanding inventory financing sublimit borrowings	(9,700)
Less: Cash and cash equivalents	(5,090)
Adjusted Debt(1)	$2,964,715

Pro Forma LTM
December 31, 2021
Consolidated EBITDA (per our senior secured credit facility)	$576,229
Consolidated EBITDA adjustments(2)	18,043
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$594,272

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.99X

(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts, or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA of approximately $39 million associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. Additionally, it includes the pro forma adjustments to Adjusted Consolidated EBITDA (using historical amounts in the test period) associated with our sale of a 36% interest in CHOPS. This adjustment may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and compliance with our credit facility covenants, the timing and anticipated benefits of the Kings Quay and Argos developments, our expectations regarding our Granger expansion, the expected performance of our other projects and business segments and the potential impact of the Covid-19 pandemic, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations) and a reduction in demand for our services resulting in further impairments of our assets, the continued spread of disease (including Covid-19), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings Company, LLC by affiliates of Blackstone Alternative Credit Advisors LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
    This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended December 31,
		2021	2020
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$8,080	$11,668
	Distributions from unrestricted subsidiaries not included in income(2)	17,500	21,870
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value(3)	(29)	20,855
	Loss on debt extinguishment(4)	—	8,250
	Adjustment regarding equity investees(5)	2,517	2,542
	Other	335	1,481
	Sub-total Select Items, net(6)	28,403	66,666
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs(7)	7,308	861
	Other	612	14
	Total Select Items, net(8)	$36,323	$67,541
(1)    Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

(2)    The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income, and the 2020 Quarter includes $22.5 million in cash receipts received from our previously owned Free State pipeline not included in income. Both the Free State pipeline and NEJD are defined as unrestricted subsidiaries under our senior secured credit agreement.
(3)     The 2021 Quarter includes a $0.2 million unrealized gain from the valuation of the embedded derivative associated with our Class A convertible preferred units and the 2020 Quarter includes a $18.3 million unrealized loss from the valuation of the embedded derivative.
(4)    The 2020 Quarter includes the transaction costs and write-off of the unamortized issuance costs associated with the tender our 2023 Notes.
(5)    Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(6)    Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(7)     Represents transaction costs relating to certain merger, acquisition, divestiture, transition, and financing transactions incurred in advance of the associated transaction.
(8)     Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
    Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses, and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items, and eliminating any gain or loss on sale of assets. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521